Exhibit 23.1

KPMG LLP Suite 1900 111 Congress Avenue Austin, TX 78701-4091

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2023, with respect to the financial statements of Shattuck Labs, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Austin, Texas

January 24, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.